Exhibit 99.1

Customers Bank SM
1015 Penn Avenue
Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Thomas R. Brugger, CFO 484-359-7113

CUSTOMERS BANCORP, INC.
ANNOUNCES DEFINITIVE AGREEMENT
FOR $85 MILLION PRIVATE PLACEMENT

Wyomissing, Pa. (September 17, 2012)   Customers Bancorp, Inc. (“Customers”), parent company for Customers Bank, today announced that it has entered into a definitive agreement with certain investors with respect to a private placement of Customers’ Voting Common Stock and Class B Non-Voting Common Stock.  Pursuant to the private placement, the investors have agreed to purchase 4,223,674 shares of Voting Common Stock and 1,847,755 shares of Class B Non-Voting Common Stock at a price of $14.00 per share, resulting in gross proceeds of approximately $85 million.  After deducting estimated expenses, Customers expects to receive net proceeds of approximately $80 million. Customers intends to use the net proceeds of the offering for general corporate purposes.

The transaction is expected to close on or about September 20, 2012, subject to the satisfaction of customary closing conditions.

Customers also raised approximately $15 million in a private offering of common stock in July and August 2012.  Therefore, upon the closing of the current private placement, Customers will have raised approximately $100 million of common equity during the third quarter of 2012.

The shares to be sold in the private placement have not be registered under the Securities Act of 1933, as amended or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Customers has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the shares sold in the private placement.

This press release is neither an offer to sell nor the solicitation of an offer to buy the shares of common stock or any other securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

 “Safe Harbor” Statement

This press release contains a number of “forward-looking statements” which are made in good faith by Customers Bancorp, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements with respect to closing of the private placement and the anticipated use of proceeds from the proposed offering, as well as other statements that are not historical facts. Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp’s control). Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause Customers Bancorp’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements. Customers Bancorp cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on Customers Bancorp and any such forward-looking statement. Customers Bancorp does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp or by or on behalf of Customers Bank.